                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                       HEALTHCARE IMAGING SERVICES, INC.
               (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)     Title of each class of securities to which transaction applies:
                ---------------------------------------------------------------

         2)     Aggregate number of securities to which transaction applies:
                ---------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
                ---------------------------------------------------------------

         4)     Proposed maximum aggregate value of transaction:
                ---------------------------------------------------------------

         5)     Total fee paid:
                ---------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                  -------------------------------------------------------------
         2)       Form, Schedule or Registration Statement No.:
                  -------------------------------------------------------------
         3)       Filing Party:
                  -------------------------------------------------------------
         4)       Date Filed:
                  -------------------------------------------------------------

TO OUR STOCKHOLDERS:

During the past two years, HealthCare Imaging Services, Inc. ("HIS" or the "Company") has continued to strengthen its position in the diagnostic imaging healthcare market and has achieved financial stability by substantially reducing overhead and expenses, divesting unprofitable operations and refinancing certain equipment leases. In addition, as previously reported to you, in February 1996, the Company completed a private placement of 600,000 shares of Series C Convertible Preferred Stock, raising an aggregate of approximately $1,350,000. This private placement provided our Company with the funds necessary to effectuate its business plan. In fiscal 1994 and the first half of 1995, reimbursement rates for magnetic resonance imaging ("MRI") procedures continued to decline. However, fiscal 1996 and 1997 trends indicate that reimbursement rates for MRI procedures are stabilizing as the proportion of MRI procedures reimbursed by managed care organizations increases. Furthermore, the Company believes that these market forces will lead to corporate consolidations and strategic business combinations within the imaging industry resulting in substantial economies of scale for the remaining imaging companies.

FISCAL 1996 REVIEW

As reflected in further detail in the accompanying materials, the improvement in financial results for the 1996 fiscal year was primarily due to the success of the Company's efforts to restructure its less profitable operations and facilities which resulted in a decrease in operating expenses in fiscal 1996 as compared to fiscal 1995 of approximately $287,000 with a corresponding increase in revenues of approximately $538,000.

During fiscal 1995, the Company sold its mobile lithotripsy unit and ancillary equipment to an unaffiliated third-party provider of lithotripsy services and sold one of its four mobile MRI units resulting in a significant decrease in annual cash expenditures. In fiscal 1996, the Company terminated its mobile MRI unit sublease arrangement, sold one of its remaining three mobile MRI units to unaffiliated third-party providers of MRI services and formed a limited liability company, of which it owns sixty (60%) percent, to provide on-site MRI services to Meadowlands Hospital Medical Center with its remaining mobile unit. In November 1997, the Company acquired all of the net assets and business of M.R. Radiology Imaging of Lower Manhattan, P.C., which is a fixed-site MRI facility, with ultrasound, located in New York City. The acquisition of this facility brings the number of imaging facilities in operation in fiscal 1997 to seven.

Total revenues in fiscal 1996 were $9.8 million as compared to $9.2 million in fiscal 1995 and $11.4 million in fiscal 1994. There were six imaging facilities in operation in fiscal 1994 and, as a result of the sale of the lithotripsy unit and ancillary equipment and related closure of such unprofitable operations, five by the end of fiscal 1995 and 1996.

The Company had operating income in fiscal 1996, before non-cash compensation charges, minority interests and income taxes, of $1,049,217 and a net loss of $861,796 (which included a non-cash compensation charge of $1,445,473 relating to the issuance of (a) stock options to two of the Company's former directors,
(b) stock options and a restricted stock award to the Company's Chairman of the Board, President and Chief Executive Officer and (c) stock options to Biltmore Securities, Inc. pursuant to a consulting agreement) as compared to operating income, before a one-time loss on the sale of equipment, minority interests and income taxes, of $224,408 and a net loss of $118,430 (which included a loss of $191,181 relating to the sale of the lithotripsy unit and ancillary equipment) in fiscal 1995. The overall operating results in fiscal 1995 and 1996 were adversely affected by the operating results of the

Philadelphia, Pennsylvania MRI facility and the Brooklyn, New York lithotripsy operation. The improvement in the Company's operations during fiscal 1996 is a result of discontinuing operations which were not, and were not anticipated to be, profitable, the continued impact of cost containment programs implemented in fiscal 1994 and 1995 and the Company's growing penetration of the managed care market.

CORPORATE STRATEGY

HIS responded to the volatility in the diagnostic imaging marketplace by implementing a broad-based, cost- containment and expense reduction program in fiscal 1993. The Company continued this program throughout 1994 and 1995 and has aggressively restructured and rebuilt its operations. As a result, the Company returned to profitability during fiscal 1996. In addition, during the first quarter of fiscal 1996, the Company completed the private placement of the Series C Preferred Stock, which provided the Company with additional working capital to better enable the Company to compete in the healthcare environment. To this end, the Company is upgrading and enhancing most of its MRI equipment with state-of-the-art applications such as breast imaging, magnetic resonance angiography (MRA), and faster scanning techniques through the utilization of more powerful hardware and software. These upgrades position the Company to be competitive with other MRI facilities and attract the managed care organization membership. During fiscal 1996 and 1997, the Company has been successful in the managed care market by developing and strengthening contractual relationships with health maintenance organizations (HMOs), preferred provider organizations and networks (PPOs and PPNs), third party administrators (TPAs), labor unions and self-insured corporations. During that time, the Company has adopted a marketing philosophy emphasizing long-term relationships with major referral sources such as large multi-specialty groups, hospitals and corporate diagnostic and therapeutic centers resulting in significant increases in the Company's managed care business. Finally, the Company continues to assess the acquisition of other healthcare facilities and companies and potential strategic combinations with other similar imaging companies and healthcare service providers to further reduce the Company's operating costs and continue to strengthen the Company's financial foundation. In furtherance of these objectives, the Company began providing MRI services at Meadowlands Hospital Medical Center, entered into a reading agreement with the Department of Radiology at Temple University Medical Center and acquired the New York City facility.

Our Company has successfully implemented programs to strengthen its financial position and its place in the diagnostic imaging marketplace. The management and directors look to the future with optimism and believe that the Company is now in a position to take advantage of the opportunities in the healthcare industry. Our primary goal, as always, is to maximize the value of our Company to you, our stockholders.

Thank you for your continued support.



                                                     ELLIOTT H. VERNON, ESQ.
                                                     Chairman of the Board,
                                                     President and
                                                     Chief Executive Officer

                       HEALTHCARE IMAGING SERVICES, INC.
                          TRI-PARKWAY CORPORATE PARK
                               200 SCHULZ DRIVE
                          RED BANK, NEW JERSEY 07701


         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 18, 1997

To the Stockholders of
Healthcare Imaging Services, Inc.:

         The 1997 Annual Meeting of Stockholders (the "Meeting") of Healthcare Imaging Services, Inc. (the "Company") will be held on Thursday, December 18, 1997, at the offices of the Company, TriParkway Corporate Park, 200 Schulz Drive, Red Bank, New Jersey, 07701 at 10:00 A.M., local time, to consider and act upon the following matters:

         1. The election of seven (7) directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

         2. The ratification and approval of a restricted stock award to an executive officer of the Company (the "Vernon Award");

         3. The approval of the Healthcare Imaging Services, Inc. 1997 Omnibus Incentive Plan (the "Omnibus Plan");

         4. The approval of the Healthcare Imaging Services, Inc. 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"); and

         5. Such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         The Board of Directors of the Company has fixed the close of business on Wednesday, November 5, 1997 as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Common Stock of the Company at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof.


                                           By Order of the Board of Directors,

                                           ELLIOTT H. VERNON,
                                           Chairman of the Board, President and
                                           Chief Executive Officer

November 17, 1997
Red Bank, New Jersey

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE
         MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE
            ENCLOSED PROXY IN THE RETURN STAMPED ENVELOPE PROVIDED.
               YOUR PROMPT RETURN OF A COMPLETED PROXY WILL HELP
                  THE COMPANY AVOID THE ADDITIONAL EXPENSE OF
                        FURTHER SOLICITATION TO ASSURE
                           A QUORUM AT THE MEETING.

                                PROXY STATEMENT

                                 ------------

                       HEALTHCARE IMAGING SERVICES, INC.
                          TRI-PARKWAY CORPORATE PARK
                               200 SCHULZ DRIVE
                          RED BANK, NEW JERSEY 07701

                                 -----------

                        ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 18, 1997


GENERAL INFORMATION

         This Proxy Statement is furnished to the holders of record (the "Stockholders") as of the close of business on Wednesday, November 5, 1997 of shares of common stock, $0.01 par value per share (the "Common Stock"), of Healthcare Imaging Services, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 1997 Annual Meeting of Stockholders to be held on December 18, 1997 and at any adjournments or postponements thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). A form of proxy for use at the Meeting is also enclosed. This Proxy Statement and the accompanying Notice and form of proxy are first being mailed to Stockholders on or about November 17, 1997.

         A Stockholder may revoke the authority granted by his execution of a proxy at any time before the effective exercise of such proxy by delivering a duly executed proxy bearing a later date or by filing a written revocation thereof with the Assistant Secretary of the Company at its executive offices located at Tri-Parkway Corporate Park, 200 Schulz Drive, Red Bank, New Jersey 07701. Presence at the Meeting does not of itself revoke the proxy unless the Stockholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy. All shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted to elect the nominees for director named herein, to ratify and approve the Vernon Award, to approve the Omnibus Plan and to approve the Stock Purchase Plan (in each case as such terms are defined in the accompanying Notice). Management is not aware at the date hereof of any other matter to be presented at the Meeting but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their judgment.

         All costs and expenses of the Meeting and this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. The Company has engaged the firm of McCormick & Pryor Ltd. as proxy solicitors. The fee to such firm for solicitation services is estimated to be approximately $3,000 plus reimbursement of out-of-pocket expenses. In addition to solicitation by use of mails, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, the Company will also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

         As used herein, the terms "fiscal 1994," "fiscal 1995," "fiscal 1996" and "fiscal 1997" refer to the Company's fiscal years ended December 31, 1994, 1995 and 1996 and its fiscal year ending December 31, 1997, respectively.

VOTING SECURITIES

         On November 5, 1996, the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting, the number of outstanding shares of Common Stock was 8,606,474 (excluding the shares subject to the Vernon Award). The Company has no other voting securities outstanding. Only stockholders of record on the books of the Company at the close of business on that date will be entitled to notice of, and to vote at, the Meeting. Each stockholder of record on that date is entitled to one (1) vote per share of Common Stock held on all matters submitted to a vote of Stockholders, including the election of directors. The holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, abstentions and broker non-votes will have no effect on the outcome of the election of directors, and broker non-votes also will have no effect on the outcome of the ratification and approval of the Vernon Award, the approval of the Omnibus Plan and the approval of the Stock Purchase Plan. Abstentions will have the same effect as votes cast against the ratification and approval of the Vernon Award, the approval of the Omnibus Plan and the approval of the Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth the beneficial ownership of the outstanding shares of Common Stock as of November 5, 1997 of (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and director nominees,
(iii) each of the Company's executive officers named in the Summary Compensation Table and (iv) all of the Company's directors and executive officers as a group. An asterisk indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

                                                     AS OF NOVEMBER 5, 1997
                                                     ----------------------

                                                     Number                    Percent
                                                     of Shares (1)             of Class
                                                     -------------             --------


Elliott H. Vernon (2)                                1,080,500                 11.8%
c/o Healthcare Imaging Services, Inc.
200 Schulz Drive
Red Bank, New Jersey 07701

George Braff, M.D.                                   1,000,000                 11.6%
43 West 13th Street
New York, New York 10011

Jerold L. Fisher (3)                                    20,000                 *

Shawn A. Friedkin (3)                                   20,000                 *

Mitchell Hymowitz (3)                                   20,000                 *

Munr Kazmir, M.D.                                           --                 --

Dominic A. Polimeni (3)                                 20,000                 *

Joseph J. Raymond (4)                                   90,000                 1%

Michael J. Rutkin                                       65,500                 *
(former executive officer)

All directors and                                    1,206,100                 13%
executive officers
as a group (7 persons)
(2)(3)(4)(5)

------------

(1)      In no case was voting and investment power shared with others.

(2) Includes beneficial ownership of (i) an aggregate of 500,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options and (ii) an aggregate of 80,500 shares of Common Stock issuable upon conversion of 11,500 shares of Series C Convertible Preferred Stock of the Company (the "Series C Preferred Stock"). Does not include beneficial ownership of an aggregate of 250,000 shares of Common Stock issuable pursuant to the Vernon Award. See "Ratification and Approval of Vernon Award." Does not include an aggregate of 500,000 shares of Common Stock issuable upon the exercise of certain stock options which are not exercisable within sixty (60) days of November 5, 1997. See "Executive Compensation -- Employment Contracts and Termination of Employment and Change in Control Arrangements."

(3) Such shares represent shares of Common Stock issuable upon exercise of certain currently exercisable stock options granted pursuant to the Company's 1996 Stock Option Plan for Non-Employee Directors (the "1996 Non-Employee Directors Plan").

(4) Such shares include 20,000 shares of Common Stock issuable upon exercise of certain currently exercisable stock options granted pursuant to the 1996 Non-Employee Directors Plan.

(5) Includes an aggregate of 80,500 shares of Common Stock issuable upon conversion of an aggregate of 11,500 shares of Series C Preferred Stock and an aggregate of 625,600 shares of Common Stock issuable upon the exercise of stock options exercisable within sixty (60) days of November 5, 1997. Does not include an aggregate of 550,000 shares of Common Stock issuable upon the exercise of stock options which are not exercisable within sixty (60) days of November 5, 1997.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

         The By-laws of the Company provide that the number of directors shall be fixed from time to time by the Board. The Board has fixed the number of directors at seven (7) and seven (7) directors will be elected at the Meeting, each director to hold office until the next annual meeting of stockholders or until his successor is elected and is qualified. The Company intends to hold the next annual meeting of stockholders in 1998. All of the seven (7) nominees are presently directors of the Company, except for Dr. Kazmir. Four (4) of the director nominees of the Company (i.e., Jerold L. Fisher, Shawn A. Friedkin, Mitchell Hymowitz and Dominic A. Polimeni) were designated in connection with the 1996 Annual Meeting of Stockholders by the holders of a majority of the outstanding shares of the Series C Preferred Stock.

         Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the director nominees named below. If any director nominee shall be unavailable for election or upon election should be unable to serve, the proxies will be voted for the election of such other person as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any director nominee should become unavailable for election, or, if elected, should be unable to serve as a director.

         The names of the director nominees, and certain information about them, are set forth below.

                                                      HAS BEEN A DIRECTOR
       NAME                         AGE               OF THE COMPANY FROM
       ----                         ---               -------------------

       Jerold L. Fisher             40                February 1996 - Present

       Shawn A. Friedkin            33                May 1996 - Present

       Mitchell Hymowitz            35                May 1996 - Present

       Munr Kazmir, M.D.            40                --

       Dominic A. Polimeni          51                May 1996 - Present

       Joseph J. Raymond            62                December 1995 - Present

       Elliott H. Vernon            55                July 1991 - Present

         Jerold L. Fisher has been the Director of Corporate Finance of Biltmore Securities, Inc. (a registered broker/dealer based in Fort Lauderdale, Florida) since June 1995 and has been the President of Fisher Food Corporation (a manufacturer and distributor of frozen snack foods) since May 1995. From June 1993 until May 1995, Mr. Fisher was the General Manager of Wrono Enterprise Corp., a Florida based protective shade and shutter manufacturing company. From May 1992 until May 1993, Mr. Fisher was employed by NBC Computers, Inc., a Florida based computer company, as controller and from February 1989 until April 1992, Mr. Fisher was the Chief Financial Officer of Rolleze, Inc., a California based window and door manufacturing company. From June 1980 until February 1984, Mr. Fisher was employed by Seymour Schniedman and Associates, a CPA firm specializing in mergers and acquisitions. Mr. Fisher graduated from Boston University School of Business Management in 1980 with a B.S. degree in Business Administration.

        Shawn A. Friedkin has been the President of Paramount Funding Corporation, a Florida based factoring company specializing in commercial receivable funding, since July 1992. From January 1990 through June 1992, Mr. Friedkin was the Vice President of Friedkin Industries, a Florida company engaged in the aluminum extrusion and eyeglass manufacturing businesses. Mr. Friedkin is a graduate of Syracuse University School of Management.

         Mitchell Hymowitz has been the Principal/Chief Financial Officer of H&W Hardware Company, Inc. (a retail hardware store) and the Vice President of 220 First Avenue Realty Corp. (a real estate investment company) since September 1990. Since December 1993, Mr. Hymowitz has been a director of Questron Technology, Inc. (formerly Judicate, Inc.) ("Questron"), a publicly-traded company based in Boca Raton, Florida. From September 1984 until September 1990, Mr. Hymowitz was a Senior Accountant with Paritz & Company, P.A. (a public accounting firm based in New Jersey). Mr. Hymowitz received a B.S. in Business Administration with a degree in Accounting from the State University of New York at Buffalo in 1984.

         Munr Kazmir, M.D. has been the President of Quality Home Care Inc., a home healthcare and medical staffing company, since he founded it in 1989. Dr. Kazmir is a N.Y.S. board- certified internist and received a B.S. from Cambridge College in Manchester, England in 1974 and an M.D. from King Edward Medical College in Lahore, Pakistan in 1980. Dr. Kazmir held residency positions at the Mayo Hospital in Lahore, Pakistan and the Westchester County Medical Center as well as a fellowship position at the Holy Family Hospital in Rawil Pindi, Pakistan and a research assistant position in oncology at the White Plains Hospital.

        Dominic A. Polimeni has been the President, Chief Operating Officer and a Director of Questron since March 1995, and Chairman and Chief Executive Officer of Questron since February 1996. Since September 1997, he has been a director of Nu Electronics Corp., a publicly-held electronic component distributor based in Melville, New York. Since March 1996, Mr. Polimeni has also been a director of TMCI Electronics, Inc., a publicly-held company based in San Jose, California which provides custom manufacturing and value-added services to the information technology industry. Mr. Polimeni has been Managing Director of Gulfstream Financial Group, Inc., a privately-held financial consulting and investment banking firm, since August 1990. Prior thereto, he was the Chief Financial Officer of Arrow Electronics, Inc. ("Arrow"), a publicly-held international electronics distribution company, for four years. Prior thereto, he held several other positions, including general management positions, with Arrow over an eight-year period. Prior thereto, he practiced as a certified public accountant for more than twelve years, including one year as a partner, in the New York office of Arthur Young & Company (an accounting firm). Mr. Polimeni holds a B.B.A. degree from Hofstra University.

        Joseph J. Raymond has been the President of Transworld Management Services, Inc. (an investment and strategic planning consultation firm which Mr. Raymond founded) since April 1996. From July 1992 through August 1996, Mr. Raymond was the Chairman of the Board, Chief Executive Officer and President of Transworld Home HealthCare, Inc., a publicly-held regional supplier of a broad range of alternate site healthcare services and products including respiratory therapy, drug infusion therapy, nursing and para-professional services, home medical equipment, radiation and oncology therapy and a nationwide specialized mail order pharmacy

("THH"). Prior thereto, he was the Chairman of the Board and President of Transworld Nursing, Inc. ("TNI"), a wholly-owned subsidiary (and predecessor) of THH, from its inception in 1987.

        Elliott H. Vernon has been the Chairman of the Board, President and Chief Executive Officer of the Company since the Company's inception in July 1991. For over ten years, Mr. Vernon has also been the managing partner of MR General Associates, a New Jersey general partnership ("MR General") which is the general partner of DMR Associates, L.P., a Delaware limited partnership ("DMR Associates"). See "Certain Relationships and Related Transactions." Since December 1995, Mr. Vernon has been a director of Pacific Pharmaceuticals, Inc., a publicly-traded company engaged in the development and commercialization of medical products with a primary focus on cancer treatment. Mr. Vernon is also one of the founders of TNI and was, until April 1997, a director THH. Mr. Vernon is also a principal of HealthCare Financial Corp., LLC, a healthcare financial consulting company engaged primarily in FDA matters. From January 1990 to December 1994, Mr. Vernon was a director and the Executive Vice President and General Counsel of the Wall Street firm of Aegis Holdings Corporation which offered financial services through its investment management subsidiary and its capital markets consulting subsidiary on an international basis. Prior to entering the healthcare field on a full-time basis, Mr. Vernon was in private practice as a trial attorney specializing in federal white collar criminal and federal regulatory matters. Prior to founding his own law firm in 1973, Mr. Vernon was commissioned as a Regular Army infantry officer in the United States Army (1964). He is a former paratrooper and Vietnam War veteran with service in the 82nd Airborne Division and 173rd Airborne Brigade. Upon his return from Vietnam in 1970, Mr. Vernon served as Chief Prosecutor and Director of Legal Services at the United States Army Communications and Electronics Command until 1973.

VOTE REQUIRED

     Directors are elected by a plurality of the votes cast at the Meeting.

              THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
                 ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

MEETINGS OF THE BOARD; COMMITTEES

        During fiscal 1996, the Board held four (4) formal meetings. During fiscal 1996, no incumbent director attended less than 75% of the aggregate number of meetings of the Board and committees of the Board on which he served for such year. The Board currently has three (3) standing committees: the Audit Committee, the Stock Option Committee and the Compensation Committee.

Audit Committee

        The current members of the Audit Committee are Messrs. Friedkin, Hymowitz and Polimeni. Prior thereto, until December 1996, the members of the Audit Committee were Messrs. Braff and Fisher. The Audit Committee held two
(2) meetings during fiscal 1996. The general functions of the Audit Committee include selecting the independent auditors (or recommending such action to the Board); evaluating the performance of the independent auditors and their fees for services and considering the effect, if any, of their independence; reviewing the scope of the annual audit with the independent auditors and the results thereof with management and the independent auditors; consulting with management, internal audit personnel, if any, and the independent auditors as to the Company's systems of internal accounting controls; and reviewing the non-audit services performed by the independent auditors.

Stock Option Committee

        The current members of the Stock Option Committee are Messrs. Friedkin, Hymowitz and Polimeni. Prior thereto, until December 1996, the members of the Audit Committee were Messrs. Braff and Raymond. The Stock Option Committee held two (2) meetings during fiscal 1996. The Stock Option Committee considers and recommends actions of the Board relating to matters affecting the Company's stock option plans and is authorized to make grants under the Company's 1991 Stock Option Plan (the "1991 Plan"), the Omnibus Plan (subject to stockholder approval thereof) and the Stock Purchase Plan (subject to stockholder approval thereof). See "Approval of Omnibus Plan" and "Approval of Stock Purchase Plan."

Compensation Committee

        The current members of the Compensation Committee are Messrs. Friedkin, Hymowitz and Polimeni. Prior thereto, until December 1996, the members of the Compensation Committee were Messrs. Braff and Raymond. The Compensation Committee held two (2) meetings during fiscal 1996. The general functions of the Compensation Committee include approval (or recommendations to the Board) of the compensation arrangements for senior management, directors and other key employees; review of benefit plans in which officers and directors are eligible to participate; and periodic review of the equity compensation plans of the Company and the grants under such plans.

COMPENSATION OF DIRECTORS

        The Company does not pay non-employee directors any fees in connection with their services as such; however, the Company reimburses them for all costs and expenses incident to their participation in meetings of the Board and its committees. In addition, non-employee directors are entitled to participate in the 1996 Non-Employee Directors Plan. Pursuant to the

1996 Non-Employee Directors Plan, stock options exercisable to purchase an aggregate of twenty-five thousand (25,000) shares of Common Stock automatically are granted to newly elected or appointed non-employee directors of the Company. The purchase price of the shares of Common Stock subject to such stock options is equal the fair market value of such shares on the date of the grant, as determined in accordance with the 1996 Non-Employee Directors Plan. Stock options awarded under the 1996 Non-Employee Directors Plan vest in increments of 40% after the sixth month, 80% after the eighteenth month and 100% after the thirtieth month anniversary of the date of grant. Upon termination of a non-employee director's service on the Board, any stock options vested as of the date of termination may be exercised until the sixth month anniversary of such date (unless such options expire earlier in accordance with their terms); provided that if such termination is a result of such directors's removal from the Board other than due to his death or disability, all stock options will terminate immediately. See "Stock Option Plans -- 1996 Non-Employee Directors Plan." Directors are also entitled to receive awards under the Omnibus Plan (subject to stockholder approval thereof). See "Approval of Omnibus Plan."

        No remuneration is paid to executive officers of the Company for services rendered in their capacities as directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company (collectively, "Section 16 reports") on a timely basis. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16 reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and certain written representations that no other reports were required, during fiscal 1996, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis, except that Biltmore Securities, Inc. did not file a Form 3 with respect to its becoming a greater than 10% beneficial owner of the Company and Mr. Michael F. DeLicce, a former executive vice president and chief operating officer of the Company, also did not timely file a Form 3 with respect to his becoming an executive officer of the Company.

EXECUTIVE OFFICERS OF THE COMPANY

        The names of the current executive officers of the Company, and certain information about them, are set forth below.

        Name                        Age              Position
        ----                        ---              --------

        Elliott H. Vernon           55               Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

        Scott P. McGrory            32               Vice President, Controller

        See above for information regarding Mr. Vernon.

        Scott P. McGrory has been the Vice President, Controller of the Company (as well as the Assistant Secretary of the Company) since October 1996. As the Vice President, Controller of the Company, Mr. McGrory is the Principal Financial and Accounting Officer of the Company and is responsible for overseeing all financial reporting aspects of the Company. Mr. McGrory was the Company's Controller from August 1995 to October 1996; the Company's Manager of Accounting from January 1994 to August 1995; and the Company's Manager of Budgeting from December 1992 to January 1994. From April 1988 to December 1992, Mr. McGrory was employed as a Senior Accountant by NMR of America, Inc., a provider of outpatient services in the field of advanced diagnostic imaging.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth all compensation awarded to, earned by, or paid to, the Chief Executive Officer and each other executive officer of the Company (whose total annual salary and bonus exceed $100,000) for services rendered in all capacities to the Company and its subsidiaries during fiscal 1996, 1995 and 1994 (the "named executive officers"):


                                                                                    LONG TERM COMPENSATION
                                                                                             AWARDS
                                                                                           ----------
                                            ANNUAL COMPENSATION
                                          -----------------------
                                                              OTHER
                                                              ANNUAL             RESTRICTED        SECURITIES       ALL
NAME AND PRINCIPAL                                            COMPENSATION       STOCK             UNDERLYING       OTHER
POSITION                   YEAR    SALARY ($)    BONUS ($)       ($)(1)          AWARD(S) ($)      OPTIONS (#)      COMPENSATION
-------------------------------    ----------    ---------   ----------------    ------------      -----------      ------------
ELLIOTT H.
VERNON................     1996           $181,923    $111,710       $28,121(2)      $468,750         500,000(3)            --
 (Chairman of the
 Board, President          1995           $200,000        --         $29,635(2)         --               --                 --
 and Chief Executive
 Officer)                  1994           $188,462        --         $25,000(2)         --            145,000(3)          $31,904(4)



MICHAEL J.
RUTKIN.................    1996           $108,945(5)    --             --              --               --                 --
(former Executive
 Vice   President,         1995           $120,001       --             --               --              --                 --
 Chief Operating
 Officer and               1994           $113,077       --             --              --             37,000               --
 Secretary)



-----------

(1) Unless noted, the value of perquisites and other personal benefits, securities and other property paid to or accrued for the named executive officers did not exceed $50,000 for each such officer, or 10% of such officer's total reported salary and bonus, and thus are not included in the table.

(2) Represent payments for personal life and disability insurance made by the Company on behalf of Mr. Vernon pursuant to Mr. Vernon's employment agreement.

(3) All of these stock options were terminated effective as of February 1, 1996, pursuant to an amendment to Mr. Vernon's employment agreement which provided for a new stock option grant (subject to stockholder ratification and approval of such grant, which ratification and approval was obtained at the 1996 Annual Meeting of Stockholders) to purchase an aggregate of 500,000 shares of Common Stock. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(4) Represents non-interest bearing advance made to Mr. Vernon during fiscal 1994 which was repaid in fiscal 1996 with a portion of his fiscal 1996 bonus.

(5) Represents compensation (including severance payments) through October 18, 1996, the effective date of the termination of Mr. Rutkin's employment with the Company.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

        In October 1991, the Company entered into a five-year employment agreement with Elliott H. Vernon, pursuant to which Mr. Vernon agreed to serve as the Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $200,000. The employment agreement provides that if a "constructive termination of employment" shall occur, Mr. Vernon shall be entitled to a continuation of full salary and bonus compensation for a period equal to the remainder of the term. "Constructive termination of employment" is defined in the employment agreement to include a material change in Mr. Vernon's responsibilities, removal of Mr. Vernon from his position as the Company's Chairman of the Board, President or Chief Executive Officer (other than for "Cause," as defined in the employment agreement) or a "Change in Control." A "Change in Control" is defined to include a change in the majority of the Board which is not approved by the incumbent directors or an accumulation by any person or group, other than Mr. Vernon, of in excess of 30% of the outstanding voting securities of the Company. The employment agreement further provides that a constructive termination of employment shall not include (i) any sale of the business of the Company, whether through merger, sale of stock or sale of assets, which is approved by the vote of two-thirds of the full Board or (ii) a change in Mr. Vernon's title and/or the person or persons to whom Mr. Vernon reports resulting from a Change of Control approved by the affirmative vote of two-thirds of the full Board, so long as it does not result in any other event constituting a constructive termination of employment.

        Mr. Vernon's employment agreement provides for annual profit sharing with other executive level employees of a bonus pool consisting of 15% of the Company's consolidated income before taxes, determined in accordance with generally accepted accounting principles (the "Bonus Pool"). During the first year of the term, Mr. Vernon was entitled to two-thirds of the first $300,000 of the Bonus Pool and one-third of the next $300,000 of the Bonus Pool, and, for the remainder of the term, he is entitled to 50% of the Bonus Pool. Mr. Vernon is entitled to monthly bonus payments, based upon an estimate of his full years' entitlement, subject to adjustment at the end of each fiscal quarter and at the end of each fiscal year. The entitlement of the other officers of the Company to the remainder of the Bonus Pool will be made by Mr. Vernon as the Chairman of the Board, President and Chief Executive Officer of the Company.

        As of February 1, 1996, the Company amended its employment agreement with Mr. Vernon. Pursuant to such amendment, the employment agreement's expiration date of October 22, 1996 was extended to October 22, 1997 and during such one-year extension Mr. Vernon's annual base compensation was reduced from $200,000 to $100,000. In addition, upon execution of such amendment, options (the "Vernon Old Options") that Mr. Vernon held as of such date exercisable to purchase an aggregate of two hundred and seventy thousand (270,000) shares (options covering 70,000 of such shares were granted subject to stockholder approval of a certain amendment to the 1991 Plan) of Common Stock under the 1991 Plan (at exercise prices ranging from $1.50 to $5.00 per share) were terminated and the Company granted him options (subject to stockholder ratification and approval of such award and of a certain amendment to the Company's Certificate of Incorporation (the "Certificate Amendment"), which ratification and approval was obtained at the Company's 1996 Annual Meeting of Stockholders) exercisable to purchase an aggregate of five hundred thousand (500,000) shares of Common Stock at a cash exercise price of $0.75 per share (the "Vernon New Options"). The vesting of the Vernon New Options were also subject to the consummation by the Company of a financing (the "Financing") providing gross proceeds to the Company of at least $900,000 by March 30, 1996 (which condition was satisfied by the sale of the Series C Preferred Stock on February 9, 1996). Furthermore, as additional incentive compensation, upon execution of such amendment, Mr. Vernon received (subject to stockholder ratification and approval of such award and of the Certificate Amendment, which ratification and approval was obtained at the Company's 1996 Annual Meeting of Stockholders) from the Company a restricted stock award of two hundred and fifty thousand (250,000) shares of Common Stock. According to the amendment, the restrictions thereon lapse upon consummation by the Company of both (i) the Financing by March 30, 1996 (which condition was satisfied by the sale of the Series C Preferred Stock on February 9, 1996) and (ii) an acquisition of, or other business combination with, a company (or companies) with assets of at least $2,500,000 (the "Acquisition"). However, according to such amendment, such restricted stock grant would have been forfeited if the Acquisition was not consummated by January 31, 1997. In January 1997, the Company (upon the recommendation of the Compensation Committee) extended the required consummation date of the Acquisition to January 31, 1998 (subject to stockholder ratification and approval of such extension) and also extended the expiration date of Mr. Vernon's employment agreement with the Company to October 22, 1998. In November 1997, the Company (upon the recommendation of the Compensation Committee) further extended the required consummation date of the Acquisition to January 31, 1999 (subject to stockholder ratification and approval of such extension). See "Ratification and Approval of Vernon Award." Mr. Vernon is entitled to certain demand and "piggyback" registration rights with respect to such 250,000 shares and the 500,000 shares of Common Stock issuable upon exercise of the Vernon New Options. At any time commencing April 16, 1996 and ending April 16, 2000, Mr. Vernon will have the right to demand that the Company prepare and file, and use its best efforts to cause to become effective, a registration statement under the Act to permit the sale of the Registrable Securities. The Company will be obligated to file one (1) such registration statement for which all expenses (other than fees of counsel for such holders and underwriting discounts) will be payable by the Company.

        In November 1997, the Board (upon the recommendation of the Compensation Committee) approved the material terms of a new three-year employment agreement with Mr. Vernon. Pursuant to such new employment agreement, Mr. Vernon will agree to continue to serve as the Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $100,000, subject to increase to $250,000 upon the Company's attainment in any fiscal year of consolidated income before taxes of $1.25 million, and to annual cost of living increases. The employment agreement will be subject to successive one year renewal periods. The employment agreement will provide that if Mr. Vernon resigns for "Good Reason" (to be defined in the employment agreement) or if his employment is terminated by the Company other than for "Cause" (to be defined in the employment agreement), Mr. Vernon will be entitled to receive a payment of 2.99 times his highest annual salary and bonus pursuant to the employment agreement.

         Mr. Vernon's new employment agreement will also provide for annual profit sharing with other executive level employees of a bonus pool consisting of 15% of the Company's consolidated income before taxes (the "Bonus Pool"). Mr. Vernon will be entitled to 50% of the Bonus Pool. It is expected that the entitlement of the other officers of the Company to the remainder of the Bonus Pool will be made by Mr. Vernon as the Chairman of the Board, President and Chief Executive Officer of the Company. In addition, the employment agreement will provide for certain insurance and automobile benefits for Mr. Vernon and his participation in the Company's other benefit plans. In connection with this new employment agreement, Mr. Vernon was granted options to purchase four hundred seventy one thousand two hundred (471,200) shares of Common Stock under the 1991 Plan and twenty eight thousand eight hundred (28,800) shares of Common Stock under the Omnibus Plan (subject to stockholder approval of the plan) at an exercise price of $1.0625 per share. See "Approval of Omnibus Plan." Such options vest in 25% increments upon the Company's attainment of consolidated income before taxes of $1.25 million, $2.5 million, $3.75 million and $5.0 million, respectively, subject to immediate vesting upon (x) the occurrence of a Change in Control (to be defined in the award agreement) and (y) the fifth anniversary of the date of grant. The Company intends to enter into such new employment agreement with Mr. Vernon, to be effective as of November 3, 1997, as soon as practicable.

        In February 1993, the Company entered into a three-year employment agreement with Michael J. Rutkin, pursuant to which Mr. Rutkin agreed to serve as Executive Vice President and Chief Operating Officer of the Company at an annual base salary of $120,000. The employment agreement provided that upon early termination of employment, Mr. Rutkin was entitled to an amount equal to his base salary through the earlier to occur of (a) the six month anniversary of such termination and (b) the end of the contract term. At such time, Mr. Rutkin received options exercisable to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share, of which 20% vest each year commencing one year after employment. Such employment agreement expired in January 1996 and was not replaced by another employment agreement prior to the termination of Mr. Rutkin's employment with the Company in October 1996.

OPTION GRANTS IN FISCAL 1996

        The following table sets forth each grant of stock options made by the Company during fiscal 1996 to each of the named executive officers:

                                                                                               POTENTIAL REALIZABLE
                            NUMBER OF       % OF TOTAL                                        VALUE AT ASSUMED ANNUAL
                            SECURITIES       OPTIONS                                           RATES OF STOCK PRICE
                            UNDERLYING      GRANTED TO     EXERCISE OR                           APPRECIATION FOR
                             OPTIONS       EMPLOYEES IN     BASE PRICE      EXPIRATION            OPTION TERM (1)
NAME                        GRANTED($)     FISCAL YEAR      ($/SHARE)          DATE               ---------------
----                        ----------     -----------     -----------      ----------         5%($)          10%($)
                                                                                               -----          ------
Elliott H. Vernon            500,000          97.1%            $0.75         Feb. 2001       $821,514     $1,134,853

---------

(1) The potential realizable values represent future opportunity and have not been reduced to present value in 1996 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes, and these rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND 1996 FISCAL YEAR END OPTION
VALUES

      The following table summarizes for each of the named executive officers the number of stock options exercised during fiscal 1996, the aggregate dollar value realized upon exercise, the total number of unexercised stock options held at December 31, 1996 and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1996. The value realized upon exercise is the difference between the fair market value of the underlying Common Stock on the exercise date and the exercise or base price of the stock option. The value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise or base price and the fair market value (i.e., the closing sale price on such date) of the underlying Common Stock on December 31, 1996 (the last trading day in fiscal 1996), which was $0.9375 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The stock options have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise. There can be no assurance that these values will be realized.

      None of the named executive officers exercised any stock options during fiscal 1996. The Company does not have any stock appreciation rights ("SARs") outstanding.

                                                                      SECURITIES
                                                                      UNDERLYING               VALUE OF
                                                                      NUMBER OF                UNEXERCISED
                                                                      UNEXERCISED              IN-THE-MONEY
                                                                      OPTIONS AT               OPTIONS AT
                                                                      FISCAL YEAR END          FISCAL YEAR END
                                                                      ---------------          ---------------
                          SHARES ACQUIRED            VALUE                 EXERCISABLE/              EXERCISABLE/
         NAME             ON EXERCISE(#)             REALIZED($)           UNEXERCISABLE             UNEXERCISABLE
         ----             ----------------           -----------           -------------             -------------
Elliott H. Vernon                 -0-                    -0-                 500,000/0                $95,000/$0
Michael J. Rutkin (1)             -0-                    -0-               52,000/10,000                $0/$0

-------

(1) All stock options held by Mr. Rutkin at December 31, 1996 terminated as of January 16, 1997 due to the termination of his employment with the Company effective as of October 18, 1996.


STOCK OPTION PLANS

1991 Plan

      Pursuant to the 1991 Plan, stock options exercisable to purchase up to seven hundred thousand (700,000) shares of Common Stock (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events) may be granted under the 1991 Plan to key employees (including officers who may also be directors) of the Company and its subsidiaries, as selected by a committee of the Board appointed by the Board to administer the Plan and composed of not less than two (2) directors who are "disinterested persons," within the meaning of Rule 16(b) promulgated under the Exchange Act. The Stock Option Committee of the Board currently administers the 1991 Plan. As of November 5, 1997, approximately one hundred
(100) employees of the Company and its subsidiaries were eligible to be granted stock options under the 1991 Plan (although no additional shares of Common Stock were available for issuance thereunder at such time). Stock options granted to employees may be either incentive stock options (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) or nonqualified stock options. The purchase price of the shares of Common Stock issuable upon exercise of a stock option may not be less than the fair market value of the Common Stock on the date of grant, in the case of incentive stock options, or 85% of such value, in the case of nonqualified stock options. The terms of each stock option and the increments in which it is exercisable are determined by the Stock Option Committee but the term of a nonqualified stock option generally may not exceed ten (10) years from the date of grant and the term of an incentive stock option may in no event be more than ten (10) years from the date of grant (and shall otherwise be consistent with the Code). No stock options may be granted under the 1991 Plan after November 2001. The stock options are non-transferable during the life of the option holder except as otherwise provided in the 1991 Plan.

      On February 13, 1996, the Board approved, subject to stockholder approval (which approval was obtained at the 1996 Annual Meeting of Stockholders), an amendment to the 1991 Plan increasing the number of shares of Common Stock that may be subject to options awarded to any participant pursuant to the 1991 Plan from an aggregate of 200,000 for the term of such plan to 250,000 shares in any given calender year.

      As of November 5, 1997, stock options exercisable to purchase an aggregate of seven hundred thousand (700,000) shares of Common Stock had been granted under the 1991 Plan. Five hundred and fifty thousand six hundred (550,600) of such stock options are held by executive officers of the Company. Such stock options have expiration dates ranging from December 22, 2003 to November 3, 2007 and exercises prices ranging from $0.75 to $5.00 per share.

     If stockholder approval of the Omnibus Plan is obtained at the Meeting, no further stock options will be granted under the 1991 Plan after such approval. See "Approval of Omnibus Plan."

1996 Non-Employee Directors Plan

      The 1996 Non-Employee Directors Plan is administered by a committee of the Board consisting of at least two (2) directors, as appointed by the Board. Up to an aggregate of two hundred and fifty thousand (250,000) shares of Common Stock may be issued pursuant to stock options awarded under the 1996 Non-Employee Directors Plan. Shares of Common Stock subject to an award which are not issued prior to expiration or termination of an award may thereafter be available for future awards under the 1996 Non-Employee Directors Plan and will not be deemed to increase the aggregate number of shares of Common Stock available thereunder. The 1996 Non-Employee Directors Plan provides for appropriate adjustment of shares of Common Stock available thereunder and of shares of Common Stock subject to outstanding awards in the event of any changes in the outstanding Common Stock by reason of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction.

      Under the 1996 Non-Employee Directors Plan, non-qualified stock options exercisable to purchase an aggregate of twenty-five thousand (25,000) shares of Common Stock were granted, subject to stockholder approval of the 1996 Non-Employee Directors Plan (which approval was obtained at the 1996 Annual Meeting of Stockholders), to each of the three (3) existing non-employee directors of the Company (i.e., Messrs. Braff, Raymond and Fisher) on the date of the adoption of such plan by the Board (i.e., February 13, 1996) at an exercise price of $1.6875 per share, and non-qualified stock options exercisable to purchase an aggregate of twenty-five thousand (25,000) shares of Common Stock automatically will be granted to newly elected or appointed non-employee directors of the Company. The purchase price of the shares of Common Stock subject to such stock options will equal the fair market value of such shares on the date of the grant, as determined in accordance with the 1996 Non-Employee Directors Plan. Stock options awarded under the 1996 Non-Employee Directors Plan vest in increments of 40% after the sixth month, 80% after the eighteenth month and 100% after the thirtieth month anniversary of the date of grant. No stock option may be granted under the 1996 Non-Employee Directors Plan after ten (10) years from the effective date of the Non-Employee Directors Plan. The stock options are non-transferable during the life of the option holder except as otherwise provided in the 1996 Non-Employee Directors Plan. Upon termination of a director's service on the Board, any stock options vested as of the date of termination may be exercised until the sixth month anniversary of such date (unless such options expire earlier in accordance with their terms); provided that if such termination is a result of such directors's removal from the Board other than due to his death or disability, all stock options will terminate immediately.

      The 1996 Non-Employee Directors Plan replaced the Company's 1991 Directors' Stock Option Plan for Non-employee Directors which had provided for the issuance of options covering up to 60,000 shares of Common Stock to non-employee directors.

      All of the stock options granted to Dr. Braff under the 1996 Non-Employee Directors Plan were terminated (prior to any exercise thereof) in connection with Dr. Braff's resignation as a director in April 1997.

            PROPOSAL 2 - RATIFICATION AND APPROVAL OF VERNON AWARD

GENERAL

      As of February 1, 1996, the Company amended its employment agreement with Elliott H. Vernon, the Company's Chairman of the Board, President and Chief Executive Officer. Pursuant to such amendment, the employment agreement's expiration date of October 22, 1996 was extended to October 22, 1997 and during such one-year extension Mr. Vernon's annual base compensation was reduced from $200,000 to $100,000. See "Executive Compensation -Employment Contracts and Termination of Employment and Change in Control Arrangements."

      As incentive compensation, upon execution of such amendment, Mr. Vernon received from the Company (subject to stockholder ratification and approval of such award and of the Certificate Amendment, which ratification and approval was obtained at the Company's 1996 Annual Meeting of Stockholders) a restricted stock award of two hundred and fifty thousand (250,000) shares (the "Restricted Shares") of Common Stock. According to the amendment, the restrictions thereon lapse upon consummation by the Company of both (i) the Financing by March 30, 1996 (which condition was satisfied by the sale of the Series C Preferred Stock on February 9, 1996) and (ii) an acquisition of, or other business combination with, a company (or companies) with assets of at least $2,500,000 (the "Acquisition"). However, according to such amendment, such restricted stock grant would have been forfeited if the Acquisition was not consummated by January 31, 1997. In January 1997, the Company (upon the recommendation of the Compensation Committee) extended the required consummation date of an Acquisition to January 31, 1998 (subject to stockholder ratification and approval of such extension) and also extended the expiration date of Mr. Vernon's employment agreement with the Company to October 22, 1998. In November 1997, the Company (upon the recommendation of the Compensation Committee) further extended the required consummation date of an Acquisition to January 31, 1999 (subject to stockholder ratification and approval of such extension).

      None of the Restricted Shares shall vest until a committee consisting of two or more "outside directors" of the Company, within the meaning of Section 162(m) of the Code, shall have certified that the Financing and the Acquisition have each been consummated. The Compensation Committee has been designated to act as such committee. Prior to the vesting of such restricted stock grant, (i) the Restricted Shares will be held in escrow by the Company and will not be assignable or transferable, except by will or by laws of descent and distribution, and may not be sold, exchanged, transferred, pledged, or otherwise disposed of at any time and (ii) Mr. Vernon will not have the right to vote the Restricted Shares (although he will have all other rights and privileges of a stockholder with respect to such shares including, without limitation, the right to receive dividends in cash or other property or other distributions in respect of the Restricted Shares).

      Mr. Vernon will be entitled to certain demand and "piggyback" registration rights with respect to the Restricted Shares and the five hundred thousand (500,000) shares of Common Stock issuable upon exercise of the Vernon New Options. At any time commencing April 16, 1996 and ending April 16, 2000, Mr. Vernon will have the right to demand that the Company prepare and file, and use its best efforts to cause to become effective, a registration statement under the Act to permit the sale of the Registrable Securities. The Company will be obligated to file one (1) such registration statement for which all expenses (other than fees of counsel for such holders and underwriting discounts) will be payable by the Company.

      On November 5, 1997, the closing sale price of the Common Stock on The Nasdaq National Market was $1.125 per share.

REASON FOR VERNON AWARD

      The Company originally granted the Vernon Award to provide Mr. Vernon with an increased opportunity to acquire an investment in the Company, thereby maintaining and strengthening his desire to remain with the Company and stimulating his efforts on the Company's behalf. In addition, such grant helped to induce Mr. Vernon to extend the term of his employment agreement with the Company for an additional year. The Company (upon the recommendation of the Compensation Committee) extended the expiration date of the Vernon Award in January 1997 because, in addition to wanting to continue to incentivize Mr. Vernon and induce him to extend the term of his employment agreement with the Company, the Company was then in various stages of negotiations with respect to several potential business acquisitions, which would, if consummated, constitute an Acquisition (although there were no binding agreements with respect to any of such acquisitions). The Company (upon the recommendation of Compensation Committee) further extended the expiration date of the Vernon Award in November 1997 because the Company was once again in various stages of negotiations with respect to several potential business acquisitions, which would, if consummated, constitute an Acquisition. Although there are no binding agreements with respect to any such potential acquisition, the Company determined it would be in its best interests to further extend the expiration date of the Vernon Award in order to continue to provide this incentive to Mr. Vernon. The issuance of the Restricted Shares will dilute the percentage ownership of existing stockholders and the book value of the Common Stock.

VOTE REQUIRED FOR RATIFICATION AND APPROVAL OF VERNON AWARD

      Ratification and approval of the Vernon Award requires the affirmative vote of the holders of a majority of the Common Stock represented and voting at the Meeting.

                THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                RATIFICATION AND APPROVAL OF THE VERNON AWARD.

                                PROPOSAL 3 - APPROVAL OF OMNIBUS PLAN

      On November 3, 1997, the Board adopted the Omnibus Plan, subject to stockholder approval thereof, to replace the 1991 Plan. A copy of the Omnibus Plan is included as Exhibit A to this Proxy Statement. The purposes of the Omnibus Plan are to encourage selected employees, directors and consultants of the Company and its affiliates to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its affiliates to attract and retain qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

      The Company currently has another stock option plan, the 1991 Plan (no shares of Common Stock remain available for issuance under this plan as of November 5, 1997), in respect of option grants to key employees, as well as the 1996 Non-Employee Directors Plan (one hundred twenty five thousand (125,000) shares of Common Stock remain available for issuance under this plan as of November 5, 1997), in respect of formula option grants to non-employee directors. The Omnibus Plan was adopted by the Board to increase the number of shares of Common Stock available for issuance pursuant to awards to key employees of the Company and its affiliates, as well as to permit the issuance of awards to directors and consultants of the Company and its affiliates, and to take advantage of certain recent changes in federal securities regulations affecting equity compensation plans. The Omnibus Plan has also been structured so that it can operate in compliance with Section 162(m) of the Code. The Board believes the Omnibus Plan gives the Company a sufficient number of shares of Common Stock for the foreseeable future to provide equity incentives to attract and retain employees, directors and consultants and allows the Company greater flexibility under current federal securities laws to accomplish these goals. The Board unanimously recommends a vote FOR the approval of the Omnibus Plan. If the stockholders approve the adoption of the Omnibus Plan, the 1991 Plan will be terminated as to the further grant of awards under such plan. If the stockholders fail to approve the adoption of the Omnibus Plan, awards will continue to be made under the 1991 Plan until it expires by its terms (i.e., November 2001).

      Subject to stockholder approval of the Omnibus Plan, the Stock Option Committee has granted options to purchase an aggregate of twenty eight thousand eight hundred (28,800) shares of Common Stock to Elliott H. Vernon at an exercise price of $1.0625 per share. These options will terminate if the Omnibus Plan is not approved by the stockholders. See "Executive Compensation -- Employment Contracts and Termination of Employment and Change in Control Arrangements." On November 5, 1997, the closing sale price of the Common Stock on The Nasdaq National Market was $1.125 per share.

DESCRIPTION

      The following description of the Omnibus Plan is qualified in its entirety by reference to the full text of the Omnibus Plan which is set forth in Exhibit A to this Proxy Statement.

      The Omnibus Plan provides for compensatory equity-based awards (each an "Award") to employees, directors and consultants of the Company and its affiliates. As of November 5, 1997, there were approximately one hundred (100) employees, six (6) directors and six (6) consultants eligible to be granted Awards under the Omnibus Plan. There are reserved for issuance pursuant to, or by reason of, stock awards and stock-based awards an aggregate number of shares of Common Stock equal to the lesser of (i) 12.5% of the number of shares of Common Stock outstanding, from time to time, calculated on a fully diluted basis (including the maximum number of shares of Common Stock that may be issued, or subject to awards, under the Omnibus Plan, the Stock Purchase Plan, the 1991 Plan and the 1996 Non-Employee Directors Plan (collectively, the "Employee Stock Plans")) less the number of shares of Common Stock that are issued under the Employee Stock Plans after the effective date of the Omnibus Plan or are subject to outstanding awards under the Employee Stock Plans plus the number of shares of Common Stock forfeited under the Employee Stock Plans or surrendered to the Company in payment of the exercise price of options issued under any of the Employee Stock Plans and (ii) 5,000,000 shares of Common Stock. The foregoing amount is referred to herein as the "Employee Stock Plan Share Amount." Awards may be granted for no consideration and may consist of stock options, stock awards, SARs, dividend equivalents, other stock-based awards (such as phantom stock) and performance awards consisting of any combination of the foregoing. Any Award issued under the Omnibus Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for Award under the Omnibus Plan. No participant may receive stock awards or stock-based awards to acquire more than 500,000 shares in any one year.

      The Stock Option Committee will administer the Omnibus Plan and have the full power and authority, subject to the provisions of the Omnibus Plan, to designate participants, grant Awards and determine the terms of all Awards. Members of the Stock Option Committee are not eligible to receive Awards under the Omnibus Plan.

      The Omnibus Plan will terminate on November 3, 2007, ten years from the date of adoption of the Plan by the Board, unless earlier terminated by the Board. The Board may amend, alter, suspend, discontinue or terminate the Omnibus Plan, except that any amendment, alteration, suspension, discontinuation or termination that would impair the rights of any participant, or any other holder or beneficiary of any Award theretofore granted to the extent such rights are not then accrued and vested, shall require the consent of such participant, other holder or beneficiary of an Award.

      Restricted Stock Awards. The Stock Option Committee will have the right to grant Awards of shares of Common Stock which are subject to such restrictions (including restrictions on transferability and limitations on the right to vote or receive dividends with respect to the restricted shares) and such terms regarding the lapse of restrictions as the Stock Option Committee deems appropriate. Generally, upon termination of employment for any reason during the restriction period, restricted shares will be forfeited to the Company.

      SARs. An award may consist of SARs. Upon exercising an SAR, the holder will be paid by the Company the difference between the fair market value of the Common Stock on the date of exercise and the fair market value of the Common Stock on the date of the grant of the SAR, less applicable withholding of Federal and state taxes. The Stock Option Committee will have the authority to determine the price, term, methods of exercise, methods of settlement, and any other terms and conditions of any SAR.

      Options. The terms of specific options (including the exercise price, option term and time and method of exercise) will be determined by the Stock Option Committee. Generally, it is expected that options will be granted at an exercise price equal to at least 100% of the fair market value of the Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, which will generally not exceed 10 years from the date of grant. Options may be issued in tandem with SARs ("Tandem Options") as a performance award. Upon the exercise of an option, the option holder will pay to the Company the exercise price plus the amount of the required Federal and state withholding taxes, if any. An option may be either an "incentive stock option" which meets the requirements of Code
Section 422 (an "ISO") or a non-qualified stock option which does meet such requirements (a "NQSO"). ISOs may only be granted to employees of the Company or its present or future parent or subsidiary corporations (as defined in Code
Section 422).

      Performance Awards Consisting of Options and SARs Issued in Tandem. Upon exercise of a Tandem Option, the optionee will be entitled to a credit toward the exercise price equal to the value of the SARs issued in tandem with the option exercised, but not to exceed the amount of the Federal income tax deduction allowed to the Company in respect of such SAR. Upon exercise of a Tandem Option, the related SAR will terminate, the value being limited to the credit which can be applied only toward the purchase price of Common Stock. In all cases, full payment of the net purchase price of the shares must be made in cash or its equivalent at the time the Tandem Option is exercised, together with the amount of the required Federal and state withholding taxes, if any. When a SAR issued as part of a Tandem Option is exercised, the option to which it relates will cease to be exercisable to the extent of the number of shares with respect to which the SAR was exercised.

      Other Performance Awards. The Omnibus Plan authorizes the Stock Option Committee to grant, to the extent permitted under Rule 16b-3 promulgated by the SEC under the Exchange Act, and applicable law, other Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Furthermore, the amount or terms of an Award may be related to the performance of the Company or to such other criteria or measure of performance as the Stock Option Committee may determine.

FEDERAL INCOME TAX CONSEQUENCES

       Set forth below is a description of the federal income tax consequences under currently applicable provisions of the Code of the grant and exercise of Awards under the Omnibus Plan. This description does not purport to be a complete description of the federal income tax aspects of the Omnibus Plan. The summary does not include any discussion of state, local or foreign income tax consequences or the effect of gift, estate or inheritance taxes, any of which may be significant to a particular participant who receives Awards.

         There will be no federal income tax consequences to optionees or the Company on the grant of a NQSO. On the exercise of a NQSO, the optionee generally will have taxable ordinary income, subject, in the case of an employee, to withholding, equal to the excess of the fair market value of the shares of Common Stock received on the exercise date over the exercise price of the shares. The Company will be entitled to a tax deduction in an amount equal to the amount of income recognized by the optionee provided the Company complies with applicable withholding and/or reporting rules. Any ordinary income realized by an optionee upon exercise of a NQSO will increase his or her tax basis in the Common Stock thereby acquired. An optionee who transfers a NQSO in a non-arms'-length transaction will be subject to taxation as described above at the time that the transferee exercises the NQSO.

         Any gain or loss recognized upon the subsequent disposition of the acquired Common Stock will be a capital gain or loss if the shares are held as capital assets, and such capital gain will, in the case of an individual optionee, be taxable at the maximum rate of 28% if such shares of Common Stock are held for more than one (1) year and not more than eighteen (18) months, and 20% if such shares are held for more than eighteen (18) months. Any loss will be long-term if such shares are held for more than one (1) year.

         An optionee who surrenders shares of Common Stock in payment of the exercise price of a NQSO will not recognize gain or loss on his or her surrender of such shares, but will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise, and the capital gains holding period will begin on the date of the exercise.

         With respect to ISOs, no compensation income is recognized by an optionee, and no deduction is available to the Company upon either the grant or exercise of an ISO. However, the difference between the exercise price of an ISO and the market price of the Common Stock acquired on the exercise date will be included in the alternative minimum taxable income of an optionee for purposes of the "alternative minimum tax." Generally, if an optionee holds the shares acquired upon exercise of ISOs until the later of (i) two years from the grant of ISOs or (ii) one year from the date of acquisition of the shares upon exercise of ISOs, any gain recognized by the optionee on a sale of such shares will be treated as capital gain. The gain recognized upon the sale is the difference between the exercise price and the sale price of the Common Stock. The net federal income tax effects on the holder of ISOs generally is to defer (except for alternative minimum tax purposes), until the shares are sold, taxation of any increase in the value of the Common Stock from the time of grant to the time of exercise, and to treat such gain as capital gain. If the optionee sells the shares prior to the expiration of the holding period set forth above (a "disqualified disposition"), the optionee will realize ordinary compensation income in the amount equal to the difference between the exercise price and the fair market value on the exercise date. The compensation income will be added to the optionee's basis for purposes of determining the gain on the sale of the shares. Such gain will be capital gain if the shares are held as capital assets. If the application of the above-described rule would result in a loss to the optionee, the compensation income required to be recognized thereby would be limited to the excess, if any, of the amount realized on the sale over the basis of the shares sold. If an optionee disposes of shares obtained upon exercise of an ISO prior to the expiration of the holding period described above, the Company generally will be entitled to a deduction in the amount of the compensation income that the optionee recognizes as a result of the disposition, subject to the Company satisfying applicable withholding and/or reporting obligations.

         If an optionee is permitted to, and does, make the required payment of the exercise price by delivering shares of Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to an exercise of an ISO to exercise an ISO will be treated as a taxable disposition if the transferred shares have not been held by the optionee for the requisite holding period described above.

         With respect to SARs, when a participant exercises a SAR grant under the Omnibus Plan, the amount of cash received will be ordinary income subject, in the case of an employee, to withholding, and will be allowed as a deduction to the Company, subject to the Company satisfying its reporting and/or withholding obligations.

         Since restricted stock and restricted stock units will not be transferable and will be subject to forfeit by the participant, should the participant leave the Company's employ during a specified period or certain other conditions which may be related to the purpose of the grant not be satisfied, for federal income tax purposes the restricted stock and restricted stock units will be subject to a "substantial risk of forfeiture" during such period. Thus, a participant will defer the recognition of income until the end of that period and recognize compensation income equal to the fair market value of the restricted stock and restricted stock units at such time unless the participant elects to recognize compensation income on the date of grant. Subject to the Company satisfying certain reporting and/or withholding obligations, the Company will be entitled to a deduction at the time and in an amount equal to the compensation income recognized by the participant. Any additional gain or any loss recognized upon the subsequent disposition of the acquired shares will be a capital gain or loss.

         If the Company delivers cash, in lieu of fractional shares, the employee will recognize ordinary income equal to the cash paid and the fair market value of any shares issued as of the date of exercise. An amount equal to any such ordinary income will be deductible by the Company, provided it complies with applicable withholding requirements.

         Section 162(m) of the Code, which generally limits the annual deduction otherwise available to a publicly-held corporation with respect to applicable remuneration paid to such corporation's chief executive officer and to certain other highly compensated employees of such corporation to $1,000,000, provides that "performance-based" compensation will not be subject to the $1,000,000 deduction limitation. Generally, since an employer is not entitled to a deduction upon the grant or exercise of an ISO in any event (other than in the case of a disqualified disposition), this provision should not affect the Company's tax treatment with regard to ISOs. NQSOs and SARs granted under a plan approved by stockholders with an exercise price equal to the fair market value of the underlying stock as of the date of grant are considered performance-based compensation, if certain requirements are met. The Omnibus Plan meets such requirements and, accordingly, any income realized by employees with respect to NQSOs or SARs granted under the Omnibus Plan with exercise prices equal to the fair market value of the underlying stock as of the date of is not subject to the deduction limitation of Section 162(m). Compensation attributable to Awards of restricted stock and restricted stock units will not qualify as performance-based compensation. The Committee may take such additional steps as are necessary to ensure that other Awards under the Omnibus Plan qualify for exemption from the deduction limitations of Code
Section 162(m).

VOTE REQUIRED FOR APPROVAL OF THE OMNIBUS PLAN

         Approval of the Omnibus Plan requires the affirmative vote of the holders of a majority of the Common Stock represented and voting at the Meeting.

                  THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
                       FOR APPROVAL OF THE OMNIBUS PLAN.

               PROPOSAL 4 - APPROVAL OF THE STOCK PURCHASE PLAN

         On November 3, 1997, the Board adopted the Stock Purchase Plan, subject to stockholder approval thereof. A copy of the Stock Purchase Plan is included as Exhibit B to this Proxy Statement. The Stock Purchase Plan is intended to encourage employees of the Company and its subsidiaries to acquire or increase their ownership of Common Stock and to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Company and its subsidiaries in the future. The Stock Purchase Plan will be administered by the Stock Option Committee. It is the Company's intention that the Stock Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Code.

         On November 5, 1997, the closing sale price of the Common Stock on The Nasdaq National Market was $1.125 per share.

DESCRIPTION

         The following description of the Stock Purchase Plan is qualified in its entirety by reference to the full text of the Stock Purchase Plan which is set forth in Exhibit B to this Proxy Statement.

         The Stock Purchase Plan authorizes the Stock Option Committee to grant options to purchase shares of Common Stock to eligible employees pursuant to one or more offerings to be made under the Stock Purchase Plan. Generally, eligible employees are employees who have been employed by the Company or any of its subsidiaries for at least six (6) months and who customarily work more than twenty (20) hours per week and five (5) months per calendar year. Except under certain prescribed circumstances, all eligible employees must be given the right to participate in any offering made under the Stock Purchase Plan. As of November 5, 1997, there were approximately one hundred (100) employees eligible to participate in offerings under the Stock Purchase Plan. The Stock Option Committee has the discretion to determine when offerings will be made under the Stock Purchase Plan, the number of shares of Common Stock to be made available in any such offering, the length of the period pursuant to which employees can elect to participate in any offering (the "Subscription Period") and the period pursuant to which installment payments of the option price must be paid (the "Purchase Period"). The Subscription Period and the Purchase Period of any offering made under the Stock Purchase Plan may not together exceed twenty-seven (27) months.

         There are reserved for issuance upon the exercise of options to be granted under the Stock Purchase Plan an aggregate number of shares of Common Stock equal to the lesser of (i) 12.5% of the number of shares of Common Stock outstanding, from time to time, calculated on a fully diluted basis (including the maximum number of shares of Common Stock that may be issued, or subject to awards, under the Employee Stock Plans) less the number of shares of Common Stock that are issued under the Employee Stock Plans after the effective date of the Omnibus Plan or are subject to outstanding awards under the Employee Stock Plans plus the number of shares of Common Stock forfeited under the Employee Stock Plans or surrendered to the Company in payment of the exercise price of options issued under any of the Employee Stock Plans and (ii) 5,000,000 shares of Common Stock.

         The Stock Option Committee may exclude employees of any specific subsidiary from any offering made under the Stock Purchase Plan and may determine not to include certain highly compensated employees. In addition, no option may be granted to an employee who, immediately after the option is granted, owns 5% or more of the value or voting power of all classes of stock of the Company or its parent, if any, or subsidiary corporations, after taking into account certain attribution rules, and no employee may be granted an option which permits his right to purchase Common Stock under the Stock Purchase Plan to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the fair market value of such Common Stock for each calendar year in which such option is outstanding at any time.

         Prior to any offering made under the Stock Purchase Plan, the Company will grant to each employee eligible to participate in the offering the right to subscribe for an option to purchase, on the last business day of the Purchase Period applicable to such offering at a price determined by the Stock Option Committee, the number of full shares of Common Stock which such employee's accumulated payroll deductions will purchase as of such last business day of the Purchase Period. The option price will equal not less than 85% of the fair market value of the Common Stock on the first day of the Purchase Period as determined by the Stock Option Committee. Employees may elect to subscribe for options to purchase shares of Common Stock for an aggregate purchase price up to a specified percentage of their annual compensation as determined by the Stock Option Committee for a particular offering (which percentage shall in no event exceed 20%).

         On the first day of the Purchase Period, eligible employees who elect to participate in an offering will receive, subject to a certain limitations set forth in the Stock Purchase Plan, an option to purchase the number of shares for which such employee has subscribed. These options will be automatically exercised as of the last business day of the Purchase Period.

         Subject to certain limitations set forth in the Stock Purchase Plan, an employee is permitted, at any time prior to the end of the Purchase Period applicable to such offering, to terminate or reduce his or her payroll deductions, to reduce his or her options to purchase or to withdraw all or part of the amount in his or her account, without interest. Upon the termination of the employee's employment with the Company prior to the last day of the Purchase Period for any reason other than death or retirement, the employee's only right will be to receive the amount of cash then in such employee's account, without interest.

         Options granted under the Stock Purchase Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend or other similar event affecting the Common Stock. Options will not be transferable, other than by will or the laws of descent and the distribution, or, if permitted pursuant to the Code, and the Regulations thereunder, without affecting the option's or the Stock Purchase Plan's qualifications under Section 423 of the Code, pursuant to qualified domestic relations order.

         In the case of an unusual corporate event such as liquidation, merger, reorganization, or other business combination, acquisition or change in control of the Company through a tender offer or otherwise, the Stock Option Committee may, in its sole discretion, determine to terminate the Purchase Period of any offering made under the Stock Purchase Plan as of the last day of the month during which such unusual corporate event occurs, but, in the event of any such termination, an option holder will have the right, commencing at least five days prior to the unusual corporate event, to either make a lump sum payment equal to the remaining portion of the purchase price payable under his or her option or to cancel his or election to purchase shares pursuant to such option.

         The Stock Purchase Plan will terminate ten (10) years from the date of adoption (i.e., November 3, 2007), and an option shall not be granted under the Stock Purchase Plan after such date. Any options outstanding at the time of termination of the Stock Purchase Plan will continue in full force and effect according to the terms and conditions of the option and the Stock Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

          Set forth below is a description of the federal income tax consequences under currently applicable provisions of the Code to the Company and participants in the Stock Purchase Plan of the grant and exercise of options. This description does not purport to be a complete description of the federal income tax aspects of the Stock Purchase Plan.

         An employee will not be required to recognize income at the time an option is granted under the Stock Purchase Plan or at the time the option is exercised. If, as currently contemplated by the Stock Purchase Plan, the option price applicable to any offering made under the Stock Purchase Plan is less than the fair market value of the Common Stock on the date of grant, then, provided the holding periods described below are met, upon the disposition of such Common Stock by the employee (or in the event of the death of the employee while owning such Common Stock whether or not the holding period requirements are met), the employee will recognize compensation income (taxed as ordinary income) in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock at the time of such disposition or death over the option price; or (ii) the excess of the fair market value of the Common Stock on the date the option is granted over the option price. Any additional gain or any loss resulting from the disposition will be taxed as capital gain or loss. The Company will not be entitled to any deduction with respect to options granted under the Stock Purchase Plan, except in connection with a disqualifying disposition as discussed below.

         In order for an employee to receive the favorable tax treatment described above, the employee may not sell the Common Stock within two (2) years from the date the option was granted nor within one (1) year from the date the option was exercised and the Common Stock was received. If an employee sells the Common Stock acquired pursuant to the Stock Purchase Plan before the expiration of these holding period requirements, the employee will recognize, at the time of the sale, ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date the option was exercised over the option price. The amount recognized as ordinary compensation income will increase the employee's basis in such shares. The balance of gain or loss resulting from the sale will be taxed as capital gain or loss. At the time of the sale, and subject to the $1,000,000 per employee annual deduction limitation under Code Section 162(m) for compensation paid to certain employees of public companies and the satisfaction by the Company of any withholding or reporting obligations, the Company would be allowed a deduction equal to the amount included in the employee's income as ordinary compensation income.

VOTE REQUIRED FOR APPROVAL OF THE STOCK PURCHASE PLAN

         Approval of the Stock Purchase Plan requires the affirmative vote of the holders of a majority of the Common Stock represented and voting at the Meeting.

                  THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
                   FOR APPROVAL OF THE STOCK PURCHASE PLAN.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At December 31, 1996 and September 30, 1997, Elliott H. Vernon owed the Company $176,049 and $252,364, respectively, in connection with certain non-interest bearing advances.

         The Company previously entered into capital lease transactions involving total equipment financing of approximately $16.6 million with DVI Financial Services, Inc., a Delaware corporation ("DFS") which is a wholly-owned subsidiary of DVI, Inc. ("DVI") and which was a principal stockholder of the Company until April 1996 owning approximately 17% of the then outstanding shares of Common Stock. Certain of the foregoing equipment leases were subsequently sold by DFS to unrelated third parties. As part of the Company's continuing efforts to reduce costs and improve cash flow, DFS agreed to repurchase leases previously sold by them to third parties and refinance the repurchased leases by reducing the interest rate and extending maturity dates. As of September 30, 1995, the Company refinanced with DFS equipment leases having an aggregate principal amount of approximately $2.8 million. The new master lease agreement provided for a reduction in aggregate lease payments of approximately $299,000 for the remainder of fiscal 1995 and provided for a reduction of approximately $779,000 for fiscal 1996, resulting in improved cash flow of approximately $1,078,000 over the next fifteen (15) months. At December 31, 1996 and September 30, 1997, the Company had capital leases with DFS in the approximate principal amount of $4.7 million and $4.3 million, respectively, inclusive of the previously mentioned refinanced amounts.

         In connection with DFS's investment in the Company prior to the Company's initial public offering in 1991, DFS agreed that, unless the Company otherwise agrees, neither DFS nor any of its affiliates would acquire 15% or more of the capital stock of any entity if (i) such entity is engaged in the business of operating diagnostic imaging equipment or radiation therapy equipment; (ii) such entity has its principal place of business in New York or New Jersey; and (iii) the equity investment in such entity is made by DFS with the express agreement and understanding that a public offering of the common stock of such entity will be made within a reasonable period of time following the making of such investment by DFS. However, DFS was not prohibited from competing directly with the Company. DFS leases equipment to competitors of the Company. DFS's receipt from the Company of information concerning the Company and its competitors and the market in which the Company operates, together with DFS's financing of certain of the Company's competitors assets, could adversely affect the Company's interests.

         The Company entered into an arrangement, effective September 1, 1994 until July 1996, pursuant to which it operated solely as a sublessor of its four (4) mobile MRI units rather than as an operator of such equipment. Mark
R. Vernon, the brother of Elliott H. Vernon (the Company's Chairman of the Board, President and Chief Executive Officer) and the Vice President, Director of Operations of the Company since April 1997, is the President and a significant stockholder of such sublessee of the Company's mobile MRI equipment. The other stockholders of the sublessee include certain former customers of the Company. The sublease provided for monthly payments to the Company, which commenced September 1, 1994, in the amount of $50,000 per month for the first three (3) months and $115,000 per month for the next forty five
(45) months. These monthly payments included maintenance and insurance of approximately $44,000 per month paid directly by the Company. The total monthly sublease payments due to the Company were collateralized by the accounts receivable due to the sublessee by the sublessee's mobile MRI customers. Effective May 1, 1995, the sublease agreement was amended to provide for monthly payments to the Company in the amount of $76,373 per month for the next forty (40) months excluding maintenance of $38,627 per month originally paid directly by the Company since the sublessee entered into a maintenance agreement with an unrelated third party and began paying the equipment maintenance directly for the subleased mobile MRI units. At December 31, 1994, the sublessee was current with its monthly payment obligations. However, for fiscal 1995, the Company was entitled to receive from the sublessee approximately $1,047,000 in rental income of which it received approximately $685,000 resulting in past due amounts of approximately $362,000. The Company, due to the sublessee's failure to remain current with its 1995 monthly payment obligations, notified the sublessee that it was in default of the sublease agreement. As a result, after assessing the sublease business arrangement, the Company sold one of its mobile MRI units for $625,000 in December 1995, which in turn reduced the sublessee's monthly payment obligation to the Company from $76,373 to $52,582 a month for the remaining thirty three (33) months of the sublease. As a result of the sale of the mobile MRI unit, the Company incurred a loss of approximately $31,000 representing the difference between the remaining sublease income attributed to such mobile MRI unit and the sales proceeds received. In February 1996, the Company terminated the master agreement with the sublessee and repossessed the remaining three (3) mobile MRI units from the sublessee as a result of the failure of the sublessee and its customers to satisfy their obligations thereunder to the Company. In an attempt to satisfy the past due amounts owed to the Company, the sublessee and its customers provided the Company with cash and additional patient receivable claims to partially offset the amounts they owe to the Company. The additional patient receivable claims were to supplement the amounts previously submitted to the Company to satisfy prior past due indebtedness from the sublessee and its customers. The Company soon after returned the three (3) mobile MRI units to the sublessee. Effective July 27, 1996, the Company again repossessed the three (3) mobile MRI units due to the sublessee's continuing failure to meet its obligations to the Company. In August 1996, the Company entered into a lease purchase agreement with respect to the sale of one of the Company's mobile MRI units. The lease purchase agreement provided for a $20,000 down payment upon execution of the agreement, eleven (11) monthly installments of $5,000 each which commenced October 1, 1996 and a final payment of $35,000 due in September 1997. Such amounts have been paid. The Company has entered into an agreement with certain other creditors of the sublessee in respect of the collection of the sublessee's receivables.

         As of January 30, 1996, the Company entered into a one year consulting agreement with Biltmore. Pursuant to the consulting agreement, Biltmore will act as a consultant to the Company in connection with, among other things, corporate finance and evaluations of possible business partners and will seek to find business partners suitable for the Company and assist in the structuring, negotiating and financing of such transactions. The consulting agreement provides for the issuance to Biltmore upon execution thereof of options (the "Biltmore Options") exercisable to purchase 750,000 shares of Common Stock at a cash exercise price of $0.75 per share and for the additional issuance to Biltmore of 750,000 shares (the "Biltmore Fee Shares") of Common Stock upon consummation by the Company of an acquisition of a company (or companies) with assets of at least $2,500,000 during the term of the consulting agreement. The consulting agreement provided that the Biltmore Options only will become exercisable upon the consummation by the Company of the Financing and will be forfeited if the Financing is not consummated by March 30, 1996. Upon the sale of the Series C Preferred Stock on February 9, 1996, the Biltmore Options became fully vested. The holders of the Biltmore Options and the Biltmore Fee Shares are also entitled to certain demand and "piggyback" registration rights with respect to the shares of Common Stock issuable upon exercise of the Biltmore Options and the Biltmore Fee Shares. Furthermore, in consideration of Biltmore's placement agent services with

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respect to the offering of the Series C Preferred Stock, contemporaneous with the sale of the Series C Preferred Stock on February 9, 1996, the Company issued 60,000 shares of Series C Preferred Stock to Biltmore. Jerold L. Fisher, a director of the Company (and a director nominee), is the Director of Corporate Finance of Biltmore. In January 1997, the Company extended the term of the Consulting Agreement for an additional year, and in November 1997, the Company further extended the term of the Consulting Agreement for an additional year.

         During fiscal 1996, Dr. George Braff, a director of the Company from December 1995 until April 1997 and the Company's Medical Director since October 1997, was the majority shareholder and officer of three of the Company's Medical Lessees: Edgewater Diagnostic Imaging, P.A. ("Edgewater"), Monmouth Diagnostic Imaging, P.A. ("MDI") and Kings Medical Diagnostic Imaging, P.C. ("KMDI"). For fiscal 1996, EDI, MDI and KMDI respectively paid the Company approximately $300,000, $2.9 million and $1.2 million in fees for services previously rendered. In addition, revenues generated to the Company by EDI, MDI and KMDI accounted for 7%, 30% and 18%, respectively, of the Company's total revenues in fiscal 1996. For fiscal 1996, EDI, MDI and KMDI paid Dr. Braff approximately $24,000, $339,000 and $300,000 in fees for professional services rendered by him on their behalf. It is anticipated that such entities will continue to be Medical Lessees of the Company in fiscal 1997. Dr. Braff sold his interest in EDI in October 1997.

         On November 4, 1997, the Company acquired all of the assets and business of, and assumed certain liabilities relating to, M.R. Radiology Imaging of Lower Manhattan, P.C., a fixed-site magnetic resonance imaging facility, with ultrasound, located in Manhattan and owned by Dr. Braff, for an aggregate consideration (subject to post-closing adjustments) of $900,000 in cash, a $300,000 short-term promissory note and 1,000,000 shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." In connection with such acquisition, the Company also entered into a professional services agreement with Dr. Braff to continue to provide all medical services at the facility.

         The Company leases its Brooklyn, New York fixed-site MRI facility from DMR Associates, L.P., a limited partnership ("DMR"), and the MRI equipment at such facility from DFS. DMR is owned by MR General Associates, L.P., as the general partner ("MR Associates"), and DFS, as a limited partner. MR Associates is in turn owned by Elliott H. Vernon, the Company's Chairman of the Board, President and Chief Executive Officer, and Joseph J. Raymond, another director of the Company. For fiscal 1996, the Company paid DMR an aggregate of $432,000 in lease payments for the Brooklyn facility. The Company's lease payments to DMR are structured to fully satisfy DMR's costs and expenses related to the facility, including mortgage payments, taxes and other related costs. Effective December 1996, the Company agreed to guarantee an approximately $250,000 loan from DFS to DMR in connection with DMR's refinancing of an equipment lease related to this Brooklyn facility. This loan bears interest at 12% per annum and is repayable over thirty-four (34) months commencing February 15, 1997.

         During fiscal 1996, the Company entered into an Excess Capacity License Agreement with Corehealth, Inc., a corporation wholly-owned by Mark R. Vernon (the "Licensee"), whereby the Company licensed its office space, equipment and employees at its Brooklyn, New York MRI facility to the Licensee during times such space, equipment and employees were not being utilized by the Company. The Licensee in turn licensed such "excess" space, equipment and employees to physicians and medical practices ("sublicensees") for the provision of MRI scans.

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The Company received a fee for every MRI scan performed by the Licensee and/or sublicensees at the facility and also furnished related billing and collection services for an additional fee. For fiscal 1996, the Licensee paid the Company approximately $120,000 in fees under this arrangement. This arrangement was terminated in March 1997.

         In May 1997, the Company entered into a consulting agreement with Dr. Kazmir, a director nominee, for a one-year term commencing June 1, 1997. Pursuant to such agreement, Dr. Kazmir will provide such consultation and advice as the Company may reasonably request, including advice in respect of new developments in the diagnostic imaging market and the Company's relationships with current and potential referral sources, and assistance in the development of Company newsletters and the preparation and arrangement of seminars, luncheons and other training and education vehicles for current and potential referral sources. Dr. Kazmir will be entitled to an annual consulting fee of $60,000.


                        INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's financial statements for fiscal 1996 have been examined by the firm of Deloitte & Touche LLP, independent certified public accountants. The engagement of Deloitte & Touche LLP is not being presented for approval of the Stockholders at the Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and to be available to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

         The Board intends to review the appointment of its independent certified public accountants at a meeting subsequent to the Meeting.


                             STOCKHOLDER PROPOSALS

         Stockholder proposals for presentation at the Company's next annual meeting of stockholders to be held in 1998 must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than August 1, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.


                                 OTHER MATTERS

         It is not expected that any other matters will be brought before the Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.


                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

         The Company's Form 10-K, as amended, for fiscal 1996 and the Company's Form 10-Q for the quarterly period ended September 30, 1997 are being furnished simultaneously herewith, however, they are not to be considered a part of this Proxy Statement.



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



         The Company will also furnish to any Stockholder a copy of any exhibit to this Form 10-K or 10-Q as listed thereon, upon request and upon payment of the Company's reasonable expenses of furnishing such exhibit. Requests should be directed to Healthcare Imaging Services, Inc., Tri-Parkway Corporate Park, 200 Schulz Drive, Red Bank, New Jersey 07701, Attention:
Assistant Secretary.


             ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN
                  THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED
                     ENVELOPE. PROMPT RESPONSE IS HELPFUL
                         AND YOUR COOPERATION WILL BE
                                 APPRECIATED.


                                           By Order of The Board of Directors,


                                           ELLIOTT H. VERNON,
                                           Chairman of the Board, President and
                                           Chief Executive Officer

November 17, 1997


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